Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-133722) of our report dated March 31, 2006 relating to the financial statements and financial statement schedule as of January 1, 2005 and the period from January 2, 2005 through April 2, 2005 and the two years ended January 1, 2005 of American Tire Distributors Holdings, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Summary Historical and Unaudited Pro Forma Consolidated Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Charlotte, NC

May 12, 2006